Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.
President and CEO
336-538-1600

MidCarolina Financial Corporation Announces 19% Increase in Third Quarter Net Income and 45% Increase in Net Income for the Nine Months Ended September 30, 2003

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and nine-month periods ended September 30, 2003. For the third quarter of 2003, net income was $443,000, a 19.4% increase compared to net income of $371,000 for the third quarter of 2002. Diluted earnings per share increased to $0.20 for the third quarter, compared to $0.17 for the same period in 2002.

For the nine-month period ended September 30, 2003, MidCarolina reported net income of $1.2 million, an increase of 45% compared to $850,000 for the same nine-month period in 2002. Diluted earnings per share increased to $0.56 for the nine-months of 2003, compared to $0.40 for the same nine-month period in 2002.

MidCarolina reported total assets of $199 million at September 30, 2003, an increase of $30 million, or 17%, compared to $169 million reported at December 31, 2002. Total loans at September 30, 2003 were $166 million, an increase of $31 million, or 23%, from December 31, 2003. Deposit totals at the end of the quarter were $156 million, an increase of $14 million, or 10%, compared to balances at December 31, 2002.

Randolph J. Cary, Jr., President and CEO, commenting on the third quarter results said, “We are pleased with our earnings for the third quarter and first nine months of 2003. As we strive for quality growth in earnings, shareholder value, and assets, we will continue to look for new and expanding market opportunities. The reception from the residents of our second limited service facility, located in the Village of Brookwood Retirement Community, Burlington, NC, has been very gratifying. This facility complements our efforts in meeting the needs of our markets at strategically concentrated outlets”.

With total assets of $199 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through three full service banking offices, located in the cities of Burlington and Graham, North Carolina. In addition, MidCarolina operates two limited service offices located in Burlington, North Carolina and one loan production office located in Greensboro, North Carolina. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

SOURCE: MidCarolina Financial Corporation

QUARTERLY PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended
	September 30, 2003	September 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$2,469	$2,342	5.4%
Interest expense	824	819	0.6
Net interest income	1,645	1,523	8.0
Provision for loan losses	155	150	3.3
Net interest income after provision for loan losses	1,490	1,373	8.5
Noninterest income	1,111	607	83.0
Noninterest expense	1,948	1,461	33.3
Income before income tax expense	653	519	25.8
Provision for income taxes	210	148	41.9
Net income	443	371	19.4

PER SHARE DATA
Earnings per share, basic	$0.22	$0.18	22.2%
Earnings per share, diluted	0.20	0.17	17.7

Weighted average number of common shares outstanding:
Basic	2,059,174	2,020,841
Diluted	2,231,780	2,134,812

PERFORMANCE RATIOS
Return on average assets	0.93%	0.91%
Return on average equity	13.07%	12.41%
Return on average tangible equity	13.07%	12.41%
Net yield on earning assets (taxable equivalent)	3.26%	4.06%
Average equity to average assets	7.09%	7.37%

QUARTERLY PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands, except per share and share data)
	As of / For the Nine Months Ended
	September 30, 2003	September 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,142	$6,606	8.1%
Interest expense	2,495	2,475	0.8
Net interest income	4,647	4,131	12.5
Provision for loan losses	430	427	0.7
Net interest income after provision for loan losses	4,217	3,704	13.9
Noninterest income	2,818	1,469	91.8
Noninterest expense	5,239	4,001	30.9
Income before income tax expense	1,796	1,172	53.2
Provision for income taxes	562	322	74.5
Net income	1,234	850	45.2

PER SHARE DATA
Earnings per share, basic	$0.60	$0.42	42.9%
Earnings per share, diluted	0.56	0.40	40.0
Book Value	6.75	6.00	12.4
Tangible book value	6.75	6.00	12.4

Weighted average number of common shares outstanding:
Basic	2,049,018	2,014,327
Diluted	2,202,557	2,146,706

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.87%	0.74%
Return on average equity	12.27%	9.78%
Return on average tangible equity	12.27%	9.78%
Net yield on earning assets (taxable equivalent)	3.50%	3.93%
Average equity to average assets	7.09%	7.60%
Allowance for loan losses as a percentage of total loans, end of period	1.49%	1.50%
Non-performing assets to total assets, end of period	0.35%	0.04%
Ratio of net charge-offs to average loans outstanding	0.03%	0.04%

QUARTERLY PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands)

	As of
	September 30, 2003	September 30, 2002	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$165,707	$134,230	23.5%
Allowance for loan losses	2,476	2,019	22.6
Loans, net of allowance for loan losses	163,231	132,211	23.5
Securities, available for sale	6,719	9,670	(30.5)
Securities, held to maturity	250	250	0.0
Total Assets	198,974	161,576	23.2

Deposits:
Noninterest-bearing deposits	23,666	17,209	37.5
Interest-bearing demand and savings	37,762	37,732	0.1
CD’s and other time deposits	94,501	85,412	10.6
Borrowed Funds	23,000	8,000	187.5
Trust Preferred Securities	5,000	—
Total interest-bearing liabilities	160,263	131,144	22.2
Shareholders’ Equity	13,906	12,133	14.6